EXHIBIT 99.1

Icahn Enterprises L.P.

Contact:	Peter K.Shea
President
(212) 702-4300

Icahn Enterprises Appoints Dominick Ragone Chief Financial Officer

New York, New York, July 28, 2008 – Icahn Enterprises L.P. (NYSE: IEP) (“IELP”) announced today that Dominick Ragone has been appointed as IELP’s Chief Financial Officer.

Carl Icahn, Chairman of IELP, stated “The Company is pleased to hire an executive with Mr. Ragone’s technical acumen and broad financial skills. We look forward to drawing on Mr. Ragone’s wealth of experience and are confident that he will enhance our management team.”

Prior to his appointment as IELP’s Chief Financial Officer, from May 2007 to June 2008 Mr. Ragone was the Assistant Controller for Bear Stearns. Mr. Ragone also held positions as a Managing Director for Morgan Stanley from 2004 to 2007, and as a Partner for PricewaterhouseCoopers LLP from 1988 to 2004. During his tenure at PricewaterhouseCoopers LLP, Mr. Ragone served as a Professional Accounting Fellow with the SEC’s Office of the Chief Accountant from 1999 to 2001. Mr. Ragone received his B.S. degree in Accounting from Pace University.

Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in five primary business segments: Investment Management, Automotive, Metals, Real Estate, and Home Fashion. For more information, please visit the company’s website at www.icahnenterprises.com.

Caution Concerning Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to substantial competition, rising operating costs and economic downturns; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, exposure to credit risk of customers, significant indebtedness and risks related to operations in foreign countries; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, changes in domestic and international laws governing private funds and loss of key employees; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.